INCORPORATED UNDER THE LAWS OF THE STATE OF UTAH

CUSIP NO. 25659R 10 1

NUMBER

SHARES

Dolce Ventures, Inc.

250,000,000 AUTHORIZED SHARES $0.001 PAR VALUE NON-ASSESSABLE

This Certifies that SPECIMEN SPECIMEN

is the record holder of SPECIMEN SPECIMEN

Shares of DOLCE VENTURES, INC. *Common Stock*

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated: SPECIMEN

COUNTERSIGNED AND REGISTERED
FIDELITY TRANSFER COMPANY (SALT LAKE CITY, UTAH)
By
TRANSFER AGENT AND REGISTRAR - AUTHORIZED SIGNATURE

DOLCE VENTURES, INC. CORPORATE Seal UTAH

SECRETARY

PRESIDENT